UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-11(c) or § 240.14a-12

Nuveen Global Cities REIT, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

Below is an email Nuveen Global Cities REIT, Inc. will send to certain financial advisors in connection with outreach regarding the 2022 Annual Meeting of Stockholders.

GCREIT’s Annual Meeting of Stockholders will be held virtually on June 1, 2022 at 9:00 a.m. ET. To accompany this meeting, a proxy statement has been delivered to stockholders of record as of April 2nd, 2022, which requests approval for two standard business items that are on an annual renewal cycle:

•	Proposal 1: Elect the seven members of the board of directors

•	Proposal 2: Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The board of directors unanimously recommends that stockholders vote for each of the proposals to be considered and voted on at the Annual Meeting.

It is a requirement for the REIT to reach a quorum via majority vote. In some cases, stockholders may receive a call reminder of this upcoming vote. We encourage you to contact your stockholder clients to urge them to vote.

Below is a brief outline of the communication plan to stockholders.

•	Initial email notification sent 4/22

•	Hard copy proxy mailing sent 4/26

•	Email reminders being sent twice a week

If I am a stockholder, how do I vote? Stockholders may authorize a proxy to vote your shares via the internet (www.proxy-direct.com), by phone (1-800-337-3503) or my mailing the proxy card delivered. You will need the 14-digit control number and 8-digit security code included on your proxy card in order to record your voting instructions by telephone or phone.

Who can we contact for questions or additional mailings? Please reach out to our service team at NuveenAlternatives@Nuveen.com with any questions.

Additional information and where to find it. In connection with the Company’s 2022 Annual Meeting of Stockholders, the Company has filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”). This email is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with its Annual Meeting of Stockholders. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS. Stockholders will be able to obtain the documents free of charge at the SEC’s website, http://www.sec.gov. In addition, the Proxy Statement may be obtained free of charge by accessing the Company’s website at https://www.nuveen.com/gcreit.

All data as of May 3, 2022 unless otherwise noted.

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